Free Writing Prospectus pursuant to Rule 433 dated August 7, 2023

Registration Statement No. 333-269296

Autocallable Buffered Basket-Linked Notes due
OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes is based on the performance of an equally weighted basket comprised of the S&P MidCap 400® Index and the Russell 2000® Index. Each basket underlier has an initial weighting of 50% and an initial weighted value of 50. The notes will mature on the stated maturity date, unless they are automatically called on the call observation date.

The initial basket level is 100 and the closing level of the basket on the call observation date and on the determination date, as applicable, will equal the sum of the products, as calculated for each basket underlier, of: (i) its closing level on the call observation date or determination date, as applicable, divided by (ii) its initial basket underlier level multiplied by (iii) its initial weighted value.

Your notes will be automatically called on the call observation date if the closing level of the basket on such date is greater than or equal to the initial basket level, resulting in a payment on the call payment date for each $1,000 face amount of your notes equal to at least $1,101.5 (set on the trade date).

If your notes are not automatically called on the call observation date, we will calculate the basket return, which is the percentage increase or decrease in the closing level of the basket on the determination date (the final basket level) from the initial basket level.

Declines in one basket underlier may offset an increase in the other basket underlier.

You should read the accompanying preliminary pricing supplement dated August 7, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057TTV6 / US40057TTV60
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket underliers (each individually, a basket underlier):	the S&P MidCap 400® Index (Bloomberg symbol: “MID Index”); and the Russell 2000® Index (Bloomberg symbol: “RTY Index”)
Trade date:	expected to be August 17, 2023
Settlement date:	expected to be August 22, 2023
Determination date:	expected to be August 18, 2025
Stated maturity date:	expected to be August 21, 2025
Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return;
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if the basket return is zero or negative but not below -15% (the final basket level is equal to the initial basket level or is less than the initial basket level but not by more than 15%), $1,000; or
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if the basket return is negative and is below -15% (the final basket level is less than the initial basket level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the basket return plus 15%

Hypothetical Payment on a Call Payment Date

If your notes are automatically called on the call observation date (i.e., on the call observation date the closing level of the basket is greater than or equal to the initial basket level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the call payment date would be $1,101.5. If, for example, the closing level of the basket on the call observation date were determined to be 120% of the initial basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the call payment date would be 110.15% of the face amount of your notes or $1,101.5 for each $1,000 of the face amount of your notes.

Hypothetical Payment Amount At Maturity
The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	250.000%
175.000%	212.500%
150.000%	175.000%
125.000%	137.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
70.000%	85.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $1,000 of the outstanding face amount, equal to at least $1,101.5 (set on the trade date)

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the basket is greater than or equal to the initial basket level
Initial basket level:	100
Closing level of the basket:

on any call observation date or the determination date, the sum of, for each of the basket underliers: the product of (i) the quotient of (a) the closing level of such basket underlier on such date divided by (b) the initial basket underlier level of such basket underlier times (ii) the initial weighted value of such basket underlier

Final basket level:	the closing level of the basket on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Initial weighted value:

the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

	Basket Underlier	Initial Weight in Basket
	S&P MidCap 400® Index	50%
	Russell 2000® Index	50%
Initial basket underlier level:
•
with respect to the S&P MidCap 400® Index level, an intra-day level or the closing level of the basket underlier on the trade date; and
•
with respect to the Russell 2000® Index, an intra-day level or the closing level of the basket underlier on the trade date;

Call observation date:	expected to be August 26, 2024
Call payment date:	expected to be August 29, 2024
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

ABOUT YOUR NOTES

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 7, 2023
●
General terms supplement no. 8,999 dated February 13, 2023
●
Underlier supplement no. 34 dated June 9, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 34, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 34, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Basket at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be
▪
You May Lose a Substantial Portion of Your Investment in the Notes
▪
The Amount You Will Receive on the Call Payment Date Will Be Capped
▪
Your Notes Are Subject to Automatic Redemption
▪
Your Notes Do Not Bear Interest
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪
The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the S&P MidCap 400® Index

▪
There Are Mid-Capitalization Risks Associated with the S&P MidCap 400® Index

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 34:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers ─ S&P MidCap 400® Index” and “The Underliers ─ Russell 2000® Index” on pages S-122 and S-77 of the accompanying underlier supplement no. 34, respectively.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket underliers, the terms of the notes and certain risks.